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                                                                    EXHIBIT 21.1



                            SUBSIDIARIES OF PEDIATRIX

1.       PMG Acquisition Corporation

2.       Pediatrix Medical Group of Delaware, Inc.

3.       Pediatrix Medical Group of Florida, Inc.

               Neonatal Associates of Northwest Florida, P.A.

4.       Florida Regional Neonatal Associates, P.A.

5.       Obstetrix Medical Group, Inc.

               Obstetrix Medical Group of Florida, Inc.

               Obstetrix Medical Group of Delaware, Inc.